HYCROFT MINING HOLDING CORPORATION

August 3, 2022

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

        Re:    WARRANT ADJUSTMENT CERTIFICATE

Ladies and Gentlemen:

BACKGROUND

This certificate is given pursuant to Section 5.2 of that certain Warrant Agreement, dated as of October 22, 2015 (the “Warrant Agreement”), between Hycroft Mining Corporation, a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, together as Warrant Agent. Capitalized terms used and not defined herein have the meanings ascribed to them in the Warrant Agreement.
    On May 29, 2020, pursuant to that certain Purchase Agreement, dated as of January 13, 2020 and amended as of February 26, 2020 (as amended, the “Purchase Agreement”), between the Company, Mudrick Capital Acquisition Corporation, a Delaware corporation (“MUDS”), and MUDS Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Acquisition Sub”), the parties thereto consummated the business combination contemplated thereby, whereby, among other things, Acquisition Sub acquired from the Company the issued and outstanding equity interests of the Company’s direct subsidiaries and Acquisition Sub acquired substantially all of the other assets and assumed substantially all of the liabilities of the Company. In connection with the consummation of the business combination, the Company adopted a plan of dissolution and liquidation and filed a certificate of dissolution with the Secretary of State of the State of Delaware and therefore no longer exists. MUDS was a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In connection with the consummation of the business combination, MUDS changed its name to “Hycroft Mining Holding Corporation.” MUDS is hereinafter referred to as “HYMC” where the reference is to a time after the consummation of the business combination. Upon consummation of the business combination, (1) HYMC assumed the Company’s liabilities and obligations under the Warrant Agreement and (2) Continental Stock Transfer & Trust Company became the new Warrant Agent under the Warrant Agreement.

    On March 15, 2022, HYMC completed a private placement offering of 46,816,480 units
(the “March 2022 Private Placement”), at an “at the market” price as defined by the Nasdaq Stock Market Rule 5635(b), with each unit consisting of one share of HYMC’s Class A Common Stock, par value $0.0001 per share (the “Common Stock) and one warrant to purchase one share of Common Stock. None of the units sold in the March 2022 Private Placement were to Restricted Persons within the meaning of Section 1.1(aaa) of the Warrant Agreement. On March 25, 2022, HYMC concluded an “at-the-market” registered public offering of Common Stock (the “ATM Offering”) pursuant to which 89,559,584 shares of Common Stock were issued and sold. To the knowledge of the Company, none of the shares of Common Stock sold in the ATM Offering were sold to Restricted Persons within the meaning of Section 1.1(aaa) of the Warrant Agreement.

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On June 2, 2022, the stockholders of HYMC authorized the issuance of up to an additional 12,000,000 shares of Common Stock pursuant to the 2020 Hycroft Mining Holding Corporation Incentive and Performance Plan, as amended June 2, 2022 (the “Incentive Plan”). Potential recipients of awards to be issued under the Incentive Plan may be deemed to be Restricted Persons within the meaning of Section 1.1(aaa) of the Warrant Agreement.
Through July 28, 2022, HYMC issued an aggregate of 1,989,678 of shares of Common Stock not less than fair market value to persons that were not Restricted Persons the within the meaning of Section 1.1(aaa) of the Warrant Agreement.
Through August 3, 2022, aggregate equity awards of up to 2,570,602 restricted stock units convertible following vesting into shares of Common Stock were issued to officers or employees of HYMC who may be deemed to be Restricted Persons within the meaning of Section 1.1(aaa) of the Warrant Agreement and therefore are deemed to be Additional Shares of New Common Stock deemed to be issued to Restricted Persons pursuant to Section 5.1(c)(i) of the Warrant Agreement. In addition, the Company is prospectively providing for the issuance of up to an additional 500,000 Additional Shares of New Common Stock that may be issued under the Incentive Plan and upon issuance deemed to be issued to Restricted Persons pursuant to Section 5.1(c)(i) of the Warrant Agreement. Consequently, pursuant to Sections 5.1(c)(i) and (iv) of the Warrant Agreement, the following adjustments to the Per Warrant Share Number, the Exercise Price and the number of shares of New Common Stock into which warrants issued under the Warrant Agreement are exercisable are being made, subject to the expressly reserved right to make readjustments pursuant to Section 5.1(c)(iv)(C) of the Warrant Agreement with respect to authorized shares of Common Stock that are determined not to be issued to Restricted Persons under the Incentive Plan, including by way of forfeiture or cancellation prior to vesting.
CERTIFICATION
    Pursuant to Section 5.2 of the Warrant Agreement, the undersigned executive officer of HYMC, hereby certifies solely in such capacity and not in an individual capacity, on behalf of HYMC, that, as of date first written above:
1.Stanton Rideout is the duly appointed Executive Vice President and Chief Financial Officer of HYMC.

2.Effective as of the date hereof, the Initial Share Number, the deemed issuance of an aggregate of up to 3,070,602 shares of New Common Stock to Restricted Persons pursuant to the issuance or deemed prospective issuance of equity awards for up to an aggregate of 3,070,602 shares of Common Stock under the Incentive Plan, the Cheap Stock Factor, the Cheap Stock Factor adjustment fraction, the Per Warrant Share Number, the Exercise Price and the number of shares of New Common Stock, are as follows:

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Cheap Stock Factor Adjustment Fraction [Section 5.1(c)]
Numerator
Initial Share Number	50,160,143
Number of shares of New Common Stock issued in October 2020 Offering	9,583,334
Number of shares of New Common Stock to be issued upon exercise of outstanding warrants, other than Warrants	34,289,898
Initial number of shares of New Common Stock to be issued upon exercise of Warrants pre-adjustments	3,210,213
Number of shares of New Common Stock to be issued upon exercise of October 2020 Offering Warrants	9,583,334
Additional Shares of New Common Stock deemed issued to Restricted Persons and previously incorporated into adjusted terms of Warrants as of January 19, 2021	2,508,002
Shares of New Common Stock issued in March 2022 Private Placement	46,816,480
Shares of New Common Stock to be issued upon exercise of March 2022 Private Placement Warrants	46,816,480
Shares of New Common Stock issued in ATM Offering	89,553,584
Shares of New Common Stock issued to persons who were not Restricted Persons at not less than fair market value	1,989,678

Fully diluted number of shares of Common Stock outstanding immediately prior to issuance or deemed issuance to Restricted Persons of New Common Stock under Incentive Plan	294,511,146
Denominator
(I) Fully diluted number of shares of Common Stock outstanding immediately prior to issuance or deemed issuance to Restricted Persons of New Common Stock under Incentive Plan	294,511,14
Plus
(II) Fully diluted number of shares of Common Stock outstanding immediately after issuance or deemed issuance to Restricted Persons of New Common Stock under Incentive Plan	3,070,602
297,581,748
Cheap Stock Factor Adjustment Fraction	0.98968

Through August 3, 2022, there were issued or deemed to be prospectively issued an aggregate of 3,070,602 Additional Shares of New Common Stock deemed to be issued to Restricted Persons under Incentive Plan and pursuant to Section 5.1(c)(i) of the Warrant Agreement that require an adjustment to the Cheap Stock Factor, the Cheap Stock Factor adjustment fraction, the Per Warrant Share Number, the Exercise Price and the number of shares of New Common Stock to be issued upon exercise of Warrants. Accordingly, as of the date hereof, the Cheap Stock Factor, the Per Warrant Share Number, the Exercise Price and the

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number of shares of New Common Stock to be issued upon exercise of Warrants have been adjusted as follows:

	Pre-Adjustment (upon Assumption)	Cumulative, As Adjusted Prior to Recent Issuances	Cumulative, As Adjusted
Cheap Stock Factor	1.0000	0.89946	0.89018
Per Warrant Share Number	0.25234	0.28055	0.28347
Exercise Price	$44.82	$40.31	$39.90
Number of shares of New Common Stock to be issued upon exercise of Warrants	3,210,213	3,569,051	3,606,256

DIRECTION TO WARRANT AGENT

    Pursuant to Section 5.2(ii) of the Warrant Agreement, you are hereby directed as Warrant Agent to give written notice to each Registered Holder in the manner provided in Section 10.2 of the Warrant Agreement, which notice shall state the information herein provided.
HYCROFT MINING HOLDING CORPORATION
By:    _____ ___________________________
Stanton Rideout
Executive Vice President and Chief Financial Officer
4

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